EXHIBIT 23.1
Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the JetBlue Airways Corporation 2011 Incentive Compensation Plan and JetBlue Airways Corporation 2011 Crewmember Stock Purchase Plan of our reports dated February 12, 2015, with respect to the consolidated financial statements and schedule of JetBlue Airways Corporation and the effectiveness of internal control over financial reporting of JetBlue Airways Corporation included in its Annual Report (Form 10-K) for the year ended December 31, 2014, filed with the Securities and Exchange Commission.

/s/ Ernst & Young

New York, New York
October 1, 2015